Exhibit 15.01
October 31, 2005
To the Board of Directors and Stockholders of
The Hartford Financial Services Group, Inc.
Hartford, Connecticut
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of The Hartford Financial Services Group, Inc. and subsidiaries (the “Company”) for the periods ended September 30, 2005 and 2004, as indicated in our report dated October 31, 2005; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, is incorporated by reference in the following registration statements:

Form S-3 Registration No.	Form S-8 Registration Nos.
333-108067	333-105707
333-049170
333-105706
333-034092
033-080665
333-012563
333-125489
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
DELOITTE & TOUCHE LLP
Hartford, Connecticut

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